Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2012 THIRD QUARTER RESULTS

•	Reports Same Store Sales Increase of 5.2%

•	Third Quarter Earnings per Diluted Share Increase 41% to $0.38

•	Declares Quarterly Cash Dividend of $0.075 per Share

EL SEGUNDO, Calif., November 1, 2012 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2012 third quarter and first nine months ended September 30, 2012.

For the fiscal 2012 third quarter, net sales increased to $251.8 million from net sales of $234.7 million for the third quarter of fiscal 2011. Same store sales increased 5.2% for the third quarter of 2012 versus the comparable period in the prior year. As anticipated, third quarter sales reflect a modest benefit over the prior year from the calendar shift of the Fourth of July holiday, which resulted in certain holiday-related sales moving from the second quarter to the third quarter for 2012.

Gross profit for the fiscal 2012 third quarter increased to $83.9 million from $77.0 million in the third quarter of the prior year. The Company’s gross profit margin was 33.3% in the fiscal 2012 third quarter versus 32.8% in the third quarter of the prior year. The increase in gross profit margin reflects an increase in merchandise margins of 25 basis points and the leveraging of store occupancy and distribution costs.

Selling and administrative expense as a percentage of net sales improved to 27.9% in the fiscal 2012 third quarter from 28.8% in the third quarter of the prior year. Overall selling and administrative expense increased $2.9 million during the quarter from the prior year due primarily to higher store-related expenses reflecting an increased store count, increased employee benefit-related costs and a pre-tax charge of $0.4 million related to the closing of one store.

Net income for the third quarter of fiscal 2012 was $8.2 million, or $0.38 per diluted share, including a store closing charge of $0.01 per diluted share, versus net income of $5.8 million, or $0.27 per diluted share, for the third quarter of fiscal 2011.

For the 39-week period ended September 30, 2012, net sales increased to $696.9 million from net sales of $675.4 million in the 39 weeks ended October 2, 2011. Same store sales increased 1.2% in the first 39 weeks of fiscal 2012 versus the comparable period last year. Net income was $10.9 million, or $0.50 per diluted share, including $0.04 of store closing and non-cash impairment charges, for the first 39 weeks of fiscal 2012, compared to net income of $11.7 million, or $0.53 per diluted share, including a $0.02 non-cash impairment charge, for the comparable period last year.

“We are extremely pleased with our third quarter results, which built on the positive momentum in the second quarter and exceeded our earnings guidance,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We experienced improvement in both customer traffic and average sale, as well as expanded merchandise and operating margins. The strength of our performance was broad-based, as same store sales increased in each of our geographic regions and across all of our major product categories of apparel, footwear and hardgoods. We believe our business has continued to benefit from the merchandise and marketing initiatives that we have implemented over the last year. Additionally, our summer product sales benefited from relatively favorable weather compared to the prior year.”

“We believe our third quarter results illustrate our ability to meaningfully leverage expenses and drive earnings growth as our sales improve,” continued Mr. Miller. “Along with our strong sales and margin results, we reduced inventory levels per-store at quarter end by 3.7% versus the prior year. Our year-to-date operating cash flow at the end of the third quarter improved over $40 million compared to the prior year, and our debt levels declined by $16.5 million or 23.9% year over year.”

Mr. Miller concluded, “We are encouraged that the positive sales trends have continued into the fourth quarter and are excited about our holiday product assortment and marketing plans. We remain focused on continuing to drive the business by broadening our appeal to include consumers with more discretionary income while maintaining our strong value proposition, and further leveraging our merchandise and operating improvements.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.075 per share of outstanding common stock, which will be paid on December 14, 2012 to stockholders of record as of November 30, 2012.

Share Repurchases

During the fiscal 2012 third quarter, the Company repurchased 105,100 shares of its common stock for a total expenditure of $0.9 million. As of the end of the third quarter, the Company had approximately $10.0 million available for future stock repurchases under its $20.0 million share repurchase program authorized in the fiscal 2007 fourth quarter.

Guidance

For the fiscal 2012 fourth quarter, the Company expects same store sales in the positive mid-single-digit range and earnings per diluted share in the range of $0.13 to $0.21. For comparative purposes, the Company reported a net loss for the fourth quarter of fiscal 2011 of $9,000, or $0.00 per diluted share, including a non-cash impairment charge of $0.05 per diluted share.

Store Openings

During the third quarter of fiscal 2012, the Company opened two stores and closed two stores, one of which relates to a relocation. The Company ended the fiscal 2012 third quarter with 407 stores in operation. During the fiscal 2012 fourth quarter, the Company currently anticipates opening eight new stores, including one relocation, and closing one store. For the fiscal 2012 full year, the Company currently anticipates opening fourteen new stores, including three relocations, and closing six stores, including two relocations. The Company currently expects to end fiscal 2012 with 414 stores in operation.

Conference Call Information

The Company will host a conference call and audio webcast today, November 1, 2012, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2012 third quarter. To access the conference call, participants in North America should dial (888) 364-3108, and international participants should dial (719) 325-2281. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through November 8, 2012 by calling (877) 870-5176 to access the playback; passcode is 1847251.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 409 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2011 and Quarterly Report on Form 10-Q for the second quarter of fiscal 2012. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2012	January 1, 2012
ASSETS

Current assets:
Cash and cash equivalents	$4,997	$4,900
Accounts receivable, net of allowances of $113 and $142, respectively	9,439	13,106
Merchandise inventories, net	275,838	264,278
Prepaid expenses	8,443	7,972
Deferred income taxes	9,083	8,410

Total current assets	307,800	298,666

Property and equipment, net	70,748	75,369
Deferred income taxes	14,353	13,236
Other assets, net of accumulated amortization of $573 and $383, respectively	2,090	2,360
Goodwill	4,433	4,433

Total assets	$399,424	$394,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$92,314	$77,593
Accrued expenses	60,885	62,547
Current portion of capital lease obligations	1,686	1,617

Total current liabilities	154,885	141,757

Deferred rent, less current portion	21,575	22,483
Capital lease obligations, less current portion	3,025	3,145
Long-term debt	52,574	63,476
Other long-term liabilities	7,057	6,613

Total liabilities	239,116	237,474

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,603,104 and 23,483,815 shares, respectively; outstanding 21,601,268 and 21,890,970 shares, respectively	236	235
Additional paid-in capital	100,565	99,665
Retained earnings	85,049	79,037
Less: Treasury stock, at cost; 2,001,836 and 1,592,845 shares, respectively	(25,542)	(22,347)

Total stockholders’ equity	160,308	156,590

Total liabilities and stockholders’ equity	$399,424	$394,064

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Net sales	$251,774	$234,680	$696,882	$675,411

Cost of sales	167,901	157,691	472,505	454,497

Gross profit	83,873	76,989	224,377	220,914

Selling and administrative expense (1) (2)	70,384	67,484	205,560	201,590

Operating income	13,489	9,505	18,817	19,324

Interest expense	469	632	1,645	1,838

Income before income taxes	13,020	8,873	17,172	17,486

Income taxes	4,851	3,056	6,289	5,804

Net income	$8,169	$5,817	$10,883	$11,682

Earnings per share:
Basic	$0.38	$0.27	$0.51	$0.54

Diluted	$0.38	$0.27	$0.50	$0.53

Dividends per share	$0.075	$0.075	$0.225	$0.225

Weighted-average shares of common stock outstanding:
Basic	21,325	21,689	21,413	21,660

Diluted (1) (2)	21,480	21,791	21,588	21,874

(1)

In the fiscal 2012 third quarter and 39 weeks ended September 30, 2012, the Company recorded pre-tax charges of $0.4 million and $1.1 million, respectively, related to store closing costs. These charges reduced net income in the fiscal 2012 third quarter and 39 weeks ended September 30, 2012 by $0.3 million and $0.7 million, respectively, or $0.01 per diluted share and $0.03 per diluted share, respectively. These charges were recorded in selling and administrative expense in the condensed consolidated statement of operations.

(2)

In the fiscal 2012 and 2011 second quarters, the Company recorded pre-tax non-cash impairment charges of $0.2 million and $0.6 million, respectively, related to certain underperforming stores. These charges reduced net income by $0.1 million, or $0.01 per diluted share, for fiscal 2012, and $0.4 million, or $0.02 per diluted share, for fiscal 2011. These impairment charges were recorded in selling and administrative expense in the condensed consolidated statements of operations.